Exhibit 99.2

Applied Micro Circuits Corporation

Fiscal Q2 2016 Conference Call Script - with Q&A

November 2, 2015

CORPORATE PARTICIPANTS
Suzanne Schmidt Blueshirt Group - IR
Paramesh Gopi Applied Micro Circuits Corporation - President & CEO
Karen Rogge Applied Micro Circuits Corporation - Interim CFO

CONFERENCE CALL PARTICIPANTS
Hans Mosesmann Raymond James & Associates, Inc. - Analyst
Matt Ramsay Canaccord Genuity - Analyst
Chris Rolland FBR & Company - Analyst
Suji De Silva Topeka Capital Markets - Analyst
Christopher Longiaru Sidoti & Company - Analyst
Gabriel Ho BMO Capital Markets - Analyst
Krishna Shankar ROTH Capital Partners - Analyst
Christian Schwab Craig-Hallum Capital Group - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Applied Micro Circuits Corporation Q2 FY16 earnings conference call.

As a reminder, this conference call is being recorded. I would now like to introduce your host for today's conference, Ms. Suzanne Schmidt, Investor Relations. Ma'am, you may begin.

Suzanne Schmidt - Applied Micro Circuits Corporation - IR

Thank you, Operator. Good afternoon, everyone, and thank you for joining us on today's conference call. On the call with me are Dr. Paramesh Gopi, President and CEO; and Karen Rogge, Interim CFO.

Before we begin, I would like to remind you that various remarks that we make on this call, including those about future financial results, including revenues, gross margins, operating expenses, design wins, product plans, our competitive situation, market trends, statements about future development, production and adoption of X-Gene®, X-Weave®, HeliX® and other products, and our anticipated growth and profitability, all constitute forward-looking statements for the purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act. These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

We refer you to our most recent forms 10-K and 10-Q filed with the SEC, in particular to the section entitled Risk Factors, and to other reports that we may file from time to time with the SEC, for additional information on factors that could cause actual results to differ materially from our current expectations. These forward-looking statements speak only as of the date hereof and we disclaim any obligation to update them.

I would like to point out that a number of the securities analysts that cover our stock use various financial measures and this creates a range of variability relative to the Street financial models. When we say Street estimates we mean the consensus of the major financial analysts' models and they are not necessarily the guidance that was given by the Company. With that, I will now turn the call over to Paramesh.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Thank you, Suzanne. I am pleased to announce that we've delivered our third consecutive quarter of solid operating results and we continue to build a strong pipeline of design wins and engagements across all areas of our business. We believe AppliedMicro is extremely well-positioned with the continued strength of our base business and our progress with X-Gene as we leave the transformation of the on-service space.

I'm excited to review key new milestones achieved this past quarter and specific business highlights within each of our markets. For X-Gene, we just announced a partnership with China Unicom Labs on a project intended to significantly lower their data center costs. This partnership with China Unicom, one of the world's largest mobile service providers, extends the reach of our X-Gene 64-bit ARM server technology into the service provider market. More importantly, it highlights the strong X-Gene traction we are seeing in China.

On the X-Gene technology front we are delighted to announce that our X-Gene 16-nanometer FinFET test silicon is back from the fab, is fully functional and allows us to create X-Gene products that are in the same class as the Xeon E-7 product family. We invite you to join us next week at ARM TechCon to learn more about our exciting next generation of X-Gene products.

Turning to our connectivity business, we are excited to report that we have secured two new tier 1 design wins with their 16-nanometer X-Weave PAM4 product with industry-leading vendors. We have leap-frogged the competition with our move to 16-nanometer FinFET and these wins validate our leadership position in the emerging high-growth 100- and 400-gigabit per second PAM4 market.

Now let me provide a little bit more detail and specific business updates within each of our markets. Our base business remains very solid and continues to track very well with a strong book-to-bill, very good backlog coverage and a lean channel.

Our X-Weave family of products scored another landmark design win this past quarter by being the sole sourced 100- and 400-gigabit high-density secure physical layer solution for the industry's leading switch vendor. These switches are designed to serve mega-data center operators as well as Hyperscale enterprises. The X-Weave family offers an unmatched combination of high port density and ultra low-power consumption making it the clear choice for these high-volume switches.

As mentioned in my opening remarks, we have made significant progress with our new X-Weave PAM4 products and our design win momentum continues unabated. Our move to 16-nanometer FinFET combined with our industry proven technology portfolio and analog mixed signal expertise provides us with a significant competitive advantage that is clearly recognized by customers. We expect to report continuing progress on the PAM4 front in upcoming quarters.

Now turning to our computing business. Our X-Gene 1 and X-Gene 2 processor solutions continue to gain momentum with more customers, deployments and partners in this fast-growing ecosystem. Since our last earnings call we have secured multiple new engagements for X-Gene family of processors at data centers around the world, including the UK, across the EU and multiple sites in China.

During the quarter we also announced another design when in the scientific and high-performance computing vertical that builds upon our past successes. E4 computer engineering and EnginSoft demonstrated that an X-Gene-based E4 platform combined with a GPU accelerator provided equivalent performance and significantly lower TCO compared to x86 platforms. The performance benchmarks for computational fluid dynamics-based workloads on these platforms validates X-Gene's applicability across a broad section of a the multi-billion-dollar HPC market.

Turning to the ARM server software ecosystem, our partners continue to develop and enhance their offerings. As key proof points, first, Oracle recently announced general availability of their Java JDK on our X-Gene platform. Second, CentOS, which is owned by a Red Hat enterprise, used X-Gene as the lead platform for their recent production release. And finally, both Red Hat and SUSE Enterprise Linux distributions moved to their beta release using X-Gene.

All of these illustrate X-Gene's leadership position in building out the ARM software stack for servers. Additionally, ARM Holdings has increased its forecasted penetration of the data center market and now expects 25% of the entire server market to transition to ARM-based products by 2020.

We observed that demand for ARM servers is most pronounced in China where we have extremely strong developmental relationships, design wins and overall mind share. AppliedMicro is very well positioned to capitalize on X-Gene's leadership position and believe we can capture a significant share of the sizable emerging market.

Finally, turning to HeliX, our 64-bit ARM embedded processor family, we have been designed to do yet another leading tier 1 storage provider's platform. This design win has placed us in the unique position of supplying two of the largest storage solution providers in the world with our ARM processor solutions. With that, I'd like to turn the call over to Karen for a review of the September quarter financials and our December quarter guidance.

Karen Rogge - Applied Micro Circuits Corporation - Interim CFO

Thanks, Paramesh. For the second fiscal quarter our results were in line with revenue, gross margin and earnings guidance for the quarter. Overall, revenues increased 5% sequentially to $39.7 million for the quarter which marks the third consecutive quarter of increased revenues.

The underlying demand metrics for the quarter were healthy. Our book-to-bill ratio was above one for the third consecutive quarter. In addition, channel inventory continues to improve and achieved its lowest levels in six years, exiting the quarter at 29 days.

Computing revenues increased 13% sequentially to $16.4 million. Over the prior three quarters computing revenues have oscillated in the range of approximately $14 million to $16 million. Customer activity remains strong for our ARM-based computing products which are in their adoption phase.

Connectivity revenues were flat sequentially at $23 million and have remained in the range of $20 million to $23 million over the prior three quarters. As mentioned by Paramesh, our design win funnel for our X-Weave product family continues to grow.

Sales to the major geographic regions remained relatively consistent in comparison to prior quarters, with North America at 52%, Asia at 36% and Europe at 12%. In the September quarter, two customers accounted for more than 10% of our business, specifically, Wintec and Avnet.

Non-GAAP gross margin was 55.6%, in line with the prior quarter and at the midpoint of our guidance. Non-GAAP operating expense was $25 million, up slightly from the prior quarter and within our guidance of $24.5 million, plus or minus $1 million.

We continue to be focused on operating cost discipline. As mentioned on last quarter's conference call, the net income tax benefit for the September quarter was $0.5 million. Looking forward, we expect our tax expense will return to approximately $200,000 per quarter.

The second-quarter non-GAAP net loss improved to $2.4 million or $0.03 per share. On a GAAP basis, the net loss for the quarter was $8.1 million or $0.10 per share. Our non-financials exclude certain items required by GAAP. A complete reconciliation between GAAP and non-GAAP financials is available in our earnings release which can be found on the Investor Relations section of our website.

Turning to the balance sheet, our cash and short-term investments were $75.5 million, down slightly from the prior quarter at $76.6 million. Accounts receivable increased $1 million from the prior quarter due to the timing of shipments. And finally, internal inventory increased $600,000 from the prior quarter, driven by increased demand.

Regarding the Veloce acquisition, we have paid 95% or $172 million of the acquisition price to date. During the September quarter, Veloce payments were comprised of $25,000 of cash and $1.9 million of stock.

Now let's take a look at guidance for the December quarter. Revenue was projected to increase to $40.5 million plus or minus $2 million. We have excellent visibility into the December quarter's revenue with today's backlog at more than 95% of the forecast for the quarter. This combination of solid backlog coverage and lean channel inventory gives us confidence in the December quarter's revenue guidance.

We expect non-GAAP gross margins will be 55% plus or minus 2 percentage points. Non-GAAP operating expenses are expected to be $24.5 million, plus or minus $1 million.

And finally, we expect earnings per share to be a loss of $0.03 per share plus or minus $0.02 per share on a non-GAAP basis. In summary, we are very focused on executing to our operating plan and continuing to drive innovation. With that, I will hand the call back to Paramesh.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Thanks, Karen. To summarize: Number one, our base business is solid with a book-to-bill greater than one and 95% backlog coverage. Number two, our X-Weave PAM4 products, which are based on the world's first 16-nanometer FinFET 100-gigabit per second ADC/DAC and Serdes communications blocks, have resulted in tier 1 design wins and provides us the basis for continued growth in our connectivity business. Number three, X-Gene's design win funnel continues to build in the cloud, financial services and HPC markets with very strong traction in China. I thank our employees for their hard work and our customers and shareholders for their ongoing support. With that, we'd like to open up the call for questions. Operator?

QUESTION AND ANSWER

Operator

Hans Mosesmann, Raymond James.

Hans Mosesmann - Raymond James & Associates, Inc. - Analyst

Thanks, guys, a couple questions. Hey, Paramesh, can you give us a sense of the X-Gene ramp next year? What magnitude or trajectory? Then the second question is on the X-Weave, the 16-nanometer PAM4. What's the timing of that one in terms of early production? Thanks.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Sure. As I mentioned in the last quarter, this quarter I'm getting even more comfortable with clear forecasts for our key customers to ramp their specific platforms next year. We've always said that this year will be the year of adoption, next year will be the year where things really make a difference to us from a revenue point of view. No change to that impact, just more increased visibility in terms of when people are going to do various types of deployments within their data centers or their enterprises.

Number two, you asked about PAM4. We are really excited because of two things. One is I think we finally have 2.5 years of work resulting in a clear design win funnel. We have two of the top Tier 1 communications customers who have essentially decided to adopt our technology to go forward for 100- and 400-gigabit per second based PAM4 links.

That's the testimony to two things. One is our technology leadership, the 16-nanometer, the mixed-signal Serdes and A to D side. And also our proven track record of executing on the Connectivity business.

Hans Mosesmann - Raymond James & Associates, Inc. - Analyst

Okay, thank you.

Operator

Matt Ramsay, Canaccord Genuity.

Matt Ramsay - Canaccord Genuity - Analyst

Thank you very much, good afternoon. Paramesh, I guess we look forward to hearing more at the ARM TechCon next week on the X-Gene side. In the past several quarters you had talked about some of the traction that you were getting with the new HeliX products and indicated that the December quarter of this year would be the first initial revenue ramp, then we would see more through calendar 2016. How much in your guidance is delivered by HeliX and what are the prospects of revenue for that for the next two quarters? Thanks.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Number one, we talked about shipping early HeliX in December, no change to that, on track. Number two, we've said that HeliX will be the future replacer of embedded PowerPC declines, no change to that view either. From our perspective, we are pretty much operating to plan, absolutely no surprises there so we're actually pretty excited with all of the pieces coming together.

Matt Ramsay - Canaccord Genuity - Analyst

Got it, that's helpful. It seems like lots of new potential engagements on the X-Gene side. Congratulations on the China Unicom engagement. If you could give us a little bit of perspective on which deployments you have seen to date that are actually in product ramping deployments, versus a potential funnel that is just trials at this point.

I know there's been a lot of design wins, in quotes, talked about from lots of different ARM vendors but investors are really trying to get their head around revenue. And you talked about visibility to revenue for next year, so if there's any color you can give on the number of engagements or size of engagements that you think are at this point full deployments, or getting towards full deployment, that would be really helpful.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Okay. Let me start by saying that, just to provide some context, I think everybody should recall that last June, circa last June timeframe, we said we exceeded $1 million in shipments of X-Gene. Just to make sure that people understood that we were shipping real product.

Then in our March quarter at the end of our fiscal year, we said we'd exceeded the 10,000th server mark relative to shipping production quality servers. Noting that HP had started to ship their production platforms last November.

Last call I basically said that for the first time we've seen clear forecasts from end-customer deployments both in the enterprise and in the data center, for cloud storage and cloud analytics platforms. I wanted to tell you that this quarter I feel even more comfortable because we have clear visibility into where things are ramping, specifically in the applications involving cloud storage, scale-out storage and cloud scale-out storage with scale-out analytics. All of that is coming together nicely.

I'll also remind you that this is the first time a service provider anywhere in the world has announced anything to do with 64-bit ARM for their particular data centers. So it marks a huge step forward for X-Gene, for us and for the entire ARM ecosystem, because now you have production grade programs being tested by service providers who basically, in China Unicom's case, they buy between 100,000 and 125,000 servers a year. This is essentially making sure that we have broken into their key data center initiatives, that they want to deploy to use for scale-out storage and for scale-out computing.

I will also remind you that two quarters ago PayPal was announced. Happy to note that PayPal progress continues outside the United States as well. And happy to note that -- also remind you that TSMC was announced last quarter.

Just to recap, Q1 calendar of this year PayPal was announced. Q2 calendar of this year TSMC was announced. Q3 of this year we are announcing the number-one mobile service provider in pan-Asia, basically breaking ground on ARM with us. It should give investors a great deal of comfort that our technology has really got legs here and is moving forward in the appropriate direction.

Matt Ramsay - Canaccord Genuity - Analyst

That's really helpful. And, Karen, if I could just sneak one in for you. It looks like OpEx was up a little bit in the quarter relative, at least to where I had modeled it and then down a little bit in the next quarter. Maybe you could give us a little view into the moving parts there on the R&D line? Thanks.

Karen Rogge - Applied Micro Circuits Corporation - Interim CFO

Yes, OpEx was up slightly from last quarter and then back down. It is really just due to timing of some of the program materials related to our R&D projects.

Matt Ramsay - Canaccord Genuity - Analyst

Got it, thanks very much.

Operator

Chris Rolland, FBR.

Chris Rolland - FBR & Company - Analyst

Hey, guys, congrats on the continued progress here. First one for Paramesh, on storage I think you mentioned two wins now. I think it was explicitly called out in the China Unicom release you guys had earlier today. Seems like maybe the segment's upsiding for you, the application's upsiding for you guys.

So what is it that people like so much about X-Gene? Are they using it, like -- what is it? Is it price? Is it performance? What is it exactly? And what are your expectations as we look forward if we think about a mix between perhaps storage and compute here? Could it be 20%?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Can you say -- are you talking about 20% storage versus 80% compute, is that what you are thinking? Is that what you asked?

Chris Rolland - FBR & Company - Analyst

Exactly, yes.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Okay, let me first start by saying and take you back to a couple things. One is what do people like about X-Gene? A, it is a battle-tested, enterprise-ready, software-certified and has 20 years of regressed x86 code running on it. So it is mission-critically ready.

So there's really no doubt about platform maturity, software maturity, ecosystem maturity. The fact that many Tier 1 enterprises are already using it in limited form or deployment is great testimony to people, like service providers, saying, I want to go do this.

What is the technical value proposition? I want to take you back to maybe a year ago or a year and a half ago. Unmatched TCO savings for scale-out applications. What does that mean? How many drives can you have for a single bay with the most amount of functionality associated with that bay?

For instance, if you are doing cloud storage what is the capacity? What is the analytics you can layer on top of it? Can you run all of the E5 code you were running in the past or the E3 code that you were running in the past on these boxes, and be able to get more storage with increased functionality per rack unit? That's the simple equation.

One of the things that matters here is the ability to have disproportionately large memory. As you know, X-Gene supports -- both X-Gene 1 and X-Gene 2 both have unmatched E5 class memory subsystems that support up to a half a terabyte. And essentially to have that coupled with a large number of drives and flash, you can see that major application providers can run all kinds of proprietary software as well as standard software to do everything from deep learning to analytics to things like Spark.

So it is two things: scalability, flexibility. And most importantly, you wouldn't be able to do this unless you had a real production-quality platform shipping.

Chris Rolland - FBR & Company - Analyst

Good, thank you for the color there. Also on the China Unicom, one more for you, Paramesh. So on China Unicom, perhaps you can talk about not just the storage side also the compute side. What do their data centers look like? Is this an NFV program or a C-RAM program or just a plain white box ARM-based server program? What are they actually using it for?

Then one unrelated quick question. If you guys have 95% backlog coverage to guidance, then why is there so little in terms of your expectations for turns in the quarter?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Let me first answer the last question first. One is that, as you know, it is the holidays and we're reporting a little late. And we wanted to make sure that people understand that operationally we are not just fine, we are doing really well in terms of making sure that the discipline that adhered to relative to guidance versus fulfillment is always kept in the appropriate step, number one.

Number two, as far as China Unicom is concerned, you asked about NFV, you asked about ramp, we are not talking about any of that stuff. That stuff is what I call fairly speculative. This is basically -- they run about 100,000 to 120,000 servers a year and they're growing probably at 10% to 15%. In fact, in June they opened two new data centers in two new provinces, each one slated for 30,000 servers. All of these are meant for storage.

If you really think about a service provider, a lot of what they do from a business point of view or from a mobile point of view, is they store disparate pieces of data. And they want to make sure they run analytics on them to serve their mobile customer as well. Think of this as a scale-out, large number of drives for lots of sparse data that you could possibly run an application like the Hadoop on to make sure that you can get the best analytics performance and the best cache analytics -- memcached performance -- going forward.

Chris Rolland - FBR & Company - Analyst

Awesome, I think that says a lot. Thanks so much.

Operator

Suji De Silva, Topeka.

Suji De Silva - Topeka Capital Markets - Analyst

Hi, Paramesh, Karen, nice job on the quarter here. The visibility to breakeven, what are some of the moving parts in terms of the revenue and OpEx, perhaps Karen, to understand the timeframe of recovering the breakeven? Is there a revenue run rate to think about in that equation?

Karen Rogge - Applied Micro Circuits Corporation - Interim CFO

Okay, so if we take a look at -- we are very consistent with what we've told you in the past in terms of our breakeven point. We are looking at breakeven in that low $40 millions, $40 million to $45 million, range.

The Company has done an excellent job in lowering its OpEx and maintaining it over the past quarters. And as Paramesh mentioned, as our ARM products begin to take off and ramp later in calendar 2016, we have an upside there on the revenue.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

So to put some more color into that, Suji, and to give you a little bit more color in terms of breakeven, I've said this many times, we're right now within a mask or two masks, depending on which process node you want to talk about, of breakeven. We feel extremely comfortable with our cash position. From our perspective, the right thing to focus on for us right now is to make sure that we are fully driven to capitalize on our technology lead, both on the Connectivity side and on the Computing side.

Just to remind investors, we've actually managed to have our FinFET chips be taped out a brand new product line, which is actually PAM4 secure design wins, all with these types of budget constraints. From my perspective, we are operationally doing a really quite a phenomenal job making sure that we can drive all these technology initiatives to revenue, given the OpEx.

Suji De Silva - Topeka Capital Markets - Analyst

Fair enough, Paramesh. Those masks are very expensive at these nodes. My other question is really around the China market and what properties of the X-Gene platform really appeal to that customer base? And do you think you have a disproportionate mind share over there or is it consistent with the rest of the end markets?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

China is an interesting geography. As you know, they have no natural affiliation to x86. In fact, they have a natural, I will call it to some extent, repulsion to having a captive single-source architecture. So ARM is very important to them.

Having said that, why are we winning? Why are we getting the mind share that we have there? It primarily comes down to two things. Production-quality gear that other people have spent millions of dollars testing and making sure that they are rugged for mission-critical applications.

Number two, unmatched performance from a TCO scale-out perspective. Just to give you a notion of why we win, it is because you are getting E5-class memory with appropriate networking interfaces with appropriate scale-out interfaces. Our second-generation chip, as I told you, has RoCE, so you can have multiple nodes in one rack. You can actually change the effective rack density equation by a lot.

So at ARM TechCon actually we'll have a really nice round-out of all of the results that we've seen. So I'd encourage you to come and visit us there. But really exciting times because we're able to offer a viable alternative to an incumbent that breaks the memory networking and performance barrier in a production-grade fashion.

Suji De Silva - Topeka Capital Markets - Analyst

Okay, then last question around the Computing side of the business as it returned to year-over-year growth this quarter but still below the run rate you had maybe one to two years ago. Is it possible that segment returns to those kinds of run rates? Or should we think of the new last few quarters levels as the new run rates for that business?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Are you talking about Connectivity or Computing?

Suji De Silva - Topeka Capital Markets - Analyst

Computing, sorry, Computing.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Okay, on the Computing side we've said that PowerPC oscillates within between the $12 million and the $16 million range -- $14 million to $16 million range. I think what we've said is that that includes -- we don't split our ARM there and that includes all of the ARM products as well as they ramp. So as I said, I think next year we will see it different change as the ARM products start to ramp.

Suji De Silva - Topeka Capital Markets - Analyst

Okay, great, thanks, guys.

Operator

Christopher Longiaru, Sidoti and Company.

Christopher Longiaru - Sidoti & Company - Analyst

Hey, guys, thanks for taken my question. You said you got back your 16-nanometer test silicon. Can you talk about -- because you've talked in the past about comparatively X-Gene being somewhat like the E3 to an E5 class, but you just said it's an E7.

What is your thought process on how this gets sold? Does some of the X-Gene 2 get sold to E3, E5? And then maybe some of the 16-nanometer FinFET stuff goes straight to E7? Or is it just moving on top of what you already have? Can you comment to that?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

We actually are opening up a whole section of the market that was not accessible to us because at FinFET at 16-nanometer we can do a lot. We can actually pack more functionality into a single die. We can obviously run the die much faster and make it at much cooler temperatures and the goal there is to make sure that we truly have E7-class performance.

Where do E7s sit today? Well, they pretty much form the top 40% of the entire server market. They continue to -- yesterday's E7 is tomorrow's E5, right? So we continue to make sure that we are constantly pushing the envelope and now with the next generation of FinFET-based products, there is no more, what I call, step function change. We can actually have a fully-mapped complete portfolio from E7 all the way down to E3. And HeliX takes care of all the embedded Avoton/E3-type products that we address.

Christopher Longiaru - Sidoti & Company - Analyst

Does the TCO advantage hold true across all of those E3 to E7 in terms of percentage of cost savings, total cost of ownership?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Absolutely. In fact, we are now moving more to what I call absolute performance at rack scale. So recognize that today we are winning against Haswell and Broadwell platforms with non-FinFET geometry parts which should tell you that the technology is superior. Once we now become compatible from a process point of view, then we've really got the final gauntlet removed really to compete on par with the high-performance line that Intel has to offer with E7.

Christopher Longiaru - Sidoti & Company - Analyst

Lastly, the China Unicom Labs partnership, how does the timing on something like that work? Can you give us a little more color into what a process looks like?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Yes, one should assume that before anybody does a press release, they've been engaged with us for a while to make sure that what they are actually saying is indeed press-worthy. Second of all, they are also -- engagement has started. Obviously a significant amount of time and effort before we've got to this point.

From this point it is essentially making sure that we follow the adoption cycle that a service provider or a major mega-data center operator would take, which is essentially the same kind of cadence that we've talked about, where what you do is you say I'm going to cut this into between 5% and 10% of my infrastructure on a yearly basis. I'm going to have a six-month trial period, after which I will start to make decisions in terms of how do you move things into production.

Christopher Longiaru - Sidoti & Company - Analyst

Okay, that's very helpful. That's all I have, thank you, guys.

Operator

Ambrish Srivastava, BMO.

Gabriel Ho - BMO Capital Markets - Analyst

Hi, this is Gabriel Ho calling in for Ambrish. Thanks for taking my question. We want to revisit your position on the ARM server market. I think one of your competitors, Cavium, indicated they expect their ARM server revenue to go from 1% in the September quarter to 2%. So I just wanted to see if you can give us some revenue metrics for your X-Gene products you may give us to track the progress for the remainder of FY16 or maybe over the next 12 months?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Yes. Quickly speaking, just to remind you, we actually did a million dollars about a year ago. And we crossed 10,000 servers at the end of our last fiscal year which is in the March quarter. So we continue to ship X-Gene.

From our perspective, given the design win funnel that we have with production-worthy parts, I think if you were to look back, we actually had similar, if not greater, percentages of our effective revenue when we told you about those types of metrics. Very happy to tell you that we are very excited about the forecast that we see going forward for next year.

Gabriel Ho - BMO Capital Markets - Analyst

Okay, thanks, that's helpful. A quick follow-up, I think you indicated that the channel inventory is at a six-year low. What are the things that you do to make sure you can service a customer without a lead-time extension?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Are you asking what are we going to do to make sure that our customers get serviced? If you really think about it, the customer mix has changed a lot in the last six years.

Before I joined this Company, the Company probably had probably 3,000 to 4,000 SKUs separated by about maybe 40 to 50 customers. If you really think about the majority of the customers, the customers are more concentrated. And more importantly, I think BMI systems have really helped us make sure that we can manage inventories in a very build-in-time kind of fashion.

So we've really done a great job on the finance and the op side streamlining things. I also want to tell you that we are no longer dependent on prefabs, so that's really helped us going forward.

Gabriel Ho - BMO Capital Markets - Analyst

Okay, thank you.

Operator

Krishna Shankar, ROTH Capital.

Krishna Shankar - ROTH Capital Partners - Analyst

Yes, Paramesh on the Connectivity business, do you feel that will continue to see good growth here? Can you talk about the baseline in the connectivity business, where that stands? And when PAM4 will start to contribute to revenues?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Sure. Just be clear, we've always said that PAM4 will contribute to revenue starting at the end of 2016, which is when the market is supposed to basically transition. And our goal is to drive 100- and 400-gig, because we look at 50-gig or 40-gig as intermediate technologies.

What are the other markers? I mentioned on the call that we have secured probably one of the most landmark design wins in the switch space with our X-Weave Connectivity products that are not PAM4. This is for what I call a data center switch, which is being purpose-built for a number of mega-data center operators. Which really puts us in a very unique position of enjoying that type of product to be ramped in the second half of next year.

So if I were to summarize the long-term growth drivers of that connectivity business rest on our huge leadership position in terms of PAM4. The intermediate connectivity growth drivers rest on X-Weave basically driving key campus, enterprise and data center switch ports for 40-gig, 100-gig and 240-gig. The more tactical pieces are all the service provider business that we have garnered with our previous generation of X-Weave products.

Krishna Shankar - ROTH Capital Partners - Analyst

So it is reasonable to assume that calendar 2016 will see healthy growth overall in the Connectivity business versus calendar year 2015? Just given the design win pipeline --

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Absolutely.

Krishna Shankar - ROTH Capital Partners - Analyst

Okay. Then with regards to X-Gene, congrats on your momentum in China. What does it take to engage more seriously with a large US cloud player? And can you talk about the trends there for some of those customers seeking customization capabilities? What Intel is doing with respect to customization and whether the needs here with US cloud operators are different than what you see in China?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Yes, I don't want you to misconstrue my comments in terms of China versus US, saying that we are not engaged or not fully ensconced with some of the US cloud operators. My comments were primarily to reflect that the China market has a natural affiliation to a non-x86 kind of architecture because the entire market has been driven to find a solution that is not sole-architecture source there. There's actually initiatives to do that.

From our perspective, the enterprise box that will ship and the cloud boxes that will ship next in 2016, most of that forecast visibility that I talked to you about has a lot to do on the enterprise side with US customers, not necessarily China. So I think that China cloud mega data center operators are a lot more willing to move faster to adopt non-x86 technologies. And that's the only comment I want you to take way from it.

Krishna Shankar - ROTH Capital Partners - Analyst

Okay, thank you.

Operator

Christian Schwab, Craig-Hallum Capital.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. Paramesh, I'm wondering if you can give us any clarity of when the technology wins that we're doing a great job winning and expanding, it seems quarterly, will result in the timing of a ladder step in revenue. We've been in this $37 million to $41 million range for a year and a half.

Karen's comments that some of the ARM shifts should ramp in the second half. When those do occur, would you be disappointed if revenues ramped to $45 million or $50 million or $50 million to $55 million as far as a quarterly revenue when we start seeing more significant uptake in those design wins?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

So from my perspective I want to make sure that we don't set any wrong expectations. In the past I think people have misconstrued our comments and have attached things to ramps that we did not talk about. I can tell you now that I have a very clear view of who's going to ramp when. I have a very clear view of how many chips they are going to buy.

I have an even clearer view of the application. I have a clearer view of the dependencies, or not thereof, of that stuff ramping, which I did not have two quarters or even three quarters ago. I can also tell you that to be driving the two largest storage players with ARM 64 says a lot in terms of technology being mature and their commitments to moving this whole wall forward.

Overall, on the ARM business, I think I will say that I feel really good about next year. I also feel like, from our perspective, we want to make sure that we are clear about calendar 2016 being an important year.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Okay. You're not really going to answer that. Earlier stage of question we talk about healthy growth in calendar 2016 versus 2015. We all have various degrees of how we define health or healthy. Can you at least give us that type of color of, at a bare minimum, rate of growth 2015 to 2016 that you will consider healthy, given the visibility of who and when and what applications you bought?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

From my perspective, let me come back and talk a little bit first about the base business. I want to emphasize that we've grown the base business over the last three quarters. And by the way, we also want to emphasize that if you look at our design win funnel for our base business in Connectivity, I would argue that that base business in Connectivity is going to do very well on both medium term and the long term, given what we've already disclosed in terms of design win momentum and potential there.

On the ARM front, think on the HeliX side, we talked about the storage win that we recently had, which by the way is a stepping in for the first -- I'd call it 64-bit ARM -- in a major enterprise storage box. That's outside of what we disclosed earlier.

From our perspective, the service side, we are extremely -- think about this, you have one of the number-one service providers in China basically going to data center outfitting with us in terms of looking at how ARM fits in. You have a leading enterprise in the US, PayPal, was already talked about what they are. In fact, I'm happy to say that there's other PayPal installations on X-Gene that are already in play.

And number three, we've talked about TSMC, which is a large fab -- running lots of Intel processors running their data centers -- moving with us. And we've talked about key China customers that imported their software, mega data center operators, that imported their software and applications to X-Gene.

You take all those four and you can easily conceive a very nice clear path to those four becoming meaningful along with the Connectivity business. From my perspective we have really -- we feel -- I feel really good about our prospects.

Christian Schwab - Craig-Hallum Capital Group - Analyst

All right, that's very fair. Thank you so much.

Operator

Chris Rolland, FBR.

Chris Rolland - FBR & Company - Analyst

Hey, Paramesh. Just a couple more for you. On the competitive side, so it appears like there are a couple bids for PMCS now out there, and kind of the OTNs that's the crown jewel, I would say over there. Given the kind of interest in that market, would you guys consider a sale of your connectivity assets at the right price out there, particularly if you could keep access to those technologies?

Then my second question is on the Qualcomm announcements that came out recently and their partnership with Mellanox. Did you have any thoughts or takeaways there from the announcement in terms of X-Gene competitively?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

We're very happy that Qualcomm has entered the ARM service space. There's two things, it assures people that the ARM space is not a speck in x86 history and will never materialize. So now we have a nice armada of people who want to do things. We continue to believe very strongly that we are fully confident in our technology lead versus any of our competitors, given the production release of multiple platforms and our investments in FinFET going forward.

And on the earlier question that you had, from our perspective we are one company. As I have said before, having both key technologies for the data center make us a very unique value proposition for our investors and shareholders. It is very easy to see how a server will have PAM4 in the next two years. So at this point in time, we look at us as one, I will call it homogenous, company that wants to serve the data center and extract the best value for our investors and shareholders.

Chris Rolland - FBR & Company - Analyst

Great, thanks, guys.

Operator

Thank you. Ladies and gentlemen, this does conclude today's question-and-answer session. You may all disconnect.